FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | JANUARY 31, 2005    |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(h) of the Investment
               Company Act of 1940


/__/ Check box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/  / Form 3 Holdings Reported

/__/ Form 4 Transactions Reported


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1. Name and Address of Reporting Person*

       White                      William                        J.
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       (Last)                      (First)                    (Middle)

                  3900 W. 43rd Street
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                                  (Street)

       Chicago                     Illinois                     60632
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol
     Packaging Dynamics Corporation (PKDY)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year
     December/2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    X  Director                                   10% Owner
   ---                                        ---
       Officer (give title below)                 Other (specify below)
   ---                                        ---

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7. Individual or Joint/Group Reporting (check applicable line)
    X   Form Filed by One Reporting Person
   ---
        Form Filed by More than one Reporting Person
   ---

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)
     Common Stock
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2. Transaction Date (Month/Day/Year)
     07/01/02
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3. Transaction Code (Instr. 8)
     J(1)
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4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         2,600                        A
    -----------------           -----------------          ----------------
         Amount                     (A) or (D)                   Price
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5. Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year (Instr. 3 and 4)
                  2,600
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
         D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]



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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

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               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)


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          Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 5)


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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)


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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]


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   EXPLANATION OF RESPONSES: (1) Mr. White acquired shares of common stock in connection with the distribution by Ivex Packaging Corporation to its stockholders of all its ownership interest in Packaging Dynamics Corporation.



         /s/ William J. White                             02/13/03
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   **  SIGNATURE OF REPORTING PERSON                       DATE




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 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

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